Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

API Technologies Corp.:

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 2 to Form S-3 (Registration No. 333-174398) of API Technologies Corp. for the registration of 18,131,770 shares of its common stock and related prospectus and to the incorporation by reference therein of our report dated October 22, 2010 relating to the financial statements and financial statement exhibits of SenDEC Corporation for each of the two years ended July 31, 2010, which appear in API Technologies Corp.’s Current Report on Form 8-K/A filed with the SEC on April 7, 2011.

/s/ Bonadio & Co., LLP
Bonadio & Co., LLP Pittsford, NY

September 7, 2011